Exhibit 99.1

NEWS RELEASE

Threshold Pharmaceuticals Reports Second Quarter 2015 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – July 30, 2015 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today reported financial results for the second quarter 2015. Revenue for the second quarter ended June 30, 2015 was $3.7 million. The operating loss for the second quarter ended June 30, 2015 was $8.9 million. The net loss for the second quarter ended June 30, 2015 was $8.3 million, which included the operating loss of $8.9 million and non-cash income of $0.6 million related to the changes in fair value of the Company's outstanding warrants and was classified as other income (expense). As of June 30, 2015, Threshold had $67.0 million in cash, cash equivalents and marketable securities, with no debt outstanding.

“We are pleased with progress being made in the development programs for both of our product candidates, evofosfamide and tarloxotinib,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We expect to announce top-line results from the two pivotal Phase 3 clinical trials of evofosfamide in patients with advanced soft tissue sarcoma and in patients with advanced pancreatic cancer (MAESTRO) around the end of this year. We are initiating two proof-of-concept Phase 2 clinical trials of tarloxotinib this year in patients whom we believe may benefit from treatment with our proprietary and novel hypoxia-activated EGFR tyrosine kinase inhibitor."

Second Quarter 2015 Financial and Operational Results

Revenue of $3.7 million was recognized for both the second quarter of 2015 and 2014. Revenue is related to the amortization of the aggregate of $110 million in upfront and milestone payments earned in 2013 and 2012 from Threshold’s collaboration with Merck KGaA, Darmstadt, Germany. The revenue from the upfront and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront and milestone payments are earned or received.

The net loss for the second quarter of 2015 was $8.3 million compared to a net loss of $0.8 million for the second quarter of 2014. Included in the net loss for the second quarter of 2015 was an operating loss of $8.9 million and non-cash income of $0.6 million compared to an operating loss of $7.5 million and non-cash income of $6.7 million included in the net loss for the second quarter of 2014. The non-cash income is related to the change in fair value of the Company's outstanding warrants and was classified as other income (expense).

Research and development expenses were $10.1 million for the second quarter of 2015 compared to $8.7 million for the second quarter of 2014. The increase in research and development expenses was due primarily to a $1.2 million increase in clinical development expenses, net of reimbursement from Merck KGaA, Darmstadt, Germany related to their 70% share of total development expenses for evofosfamide (previously known as TH-302).

General and administrative expenses were $2.5 million for both the second quarter of 2015 and 2014.

Non-cash stock-based compensation expense included in total operating expenses was $1.9 million for the second quarter of 2015 versus $1.5 million for the second quarter of 2014. The increase in stock-based compensation expense was due to the amortization of a greater number of options with higher fair values.

As of June 30, 2015 and March 31, 2015, Threshold had $67.0 million and $83.1 million in cash, cash equivalents and marketable securities, respectively. The net decrease of $16.1 million in cash, cash equivalents and marketable securities during the second quarter of 2015 was primarily due to the Company’s operating cash requirements for the second quarter of 2015.

Second Quarter and Recent Key Achievements

Evofosfamide

In May, Threshold announced that the U.S. Food and Drug Administration (FDA) granted Fast Track designation to the Company's partner Merck KGaA, Darmstadt, Germany, for the development of evofosfamide (TH-302), administered in combination with gemcitabine, for the treatment of previously untreated patients with locally advanced unresectable or metastatic pancreatic cancer. This is the second Fast Track designation for evofosfamide, the first having been granted to Threshold in November 2014 for the development of evofosfamide in combination with doxorubicin for the treatment of patients with locally advanced or metastatic soft tissue sarcoma.

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Also in May, Threshold presented data from the Phase 2 component of an ongoing Phase 1/2 trial of evofosfamide in combination with the proteasome inhibitor Velcade® (bortezomib) and low-dose dexamethasone ("EBorD") in patients with relapsed or refractory multiple myeloma at the annual meeting of the American Society of Clinical Oncology (Abstract 8579). A clinical benefit rate of 29% (one complete response, two partial responses, and one minimal response) was observed in 4 of 14 patients treated at the recommended Phase 2 dose of evofosfamide (340 mg/m2) in EBorD. These patients had already received multiple types of treatment prior to enrollment including a median of 3 prior bortezomib-containing regimens. The most common adverse events were thrombocytopenia and anemia and no patients discontinued treatment due to an adverse event.

In April, preclinical data evaluating the potential use of evofosfamide in a variety of tumor types were presented by Threshold and Merck KGaA, Darmstadt, Germany, at the annual meeting of the American Association for Cancer Research (AACR) (Abstract Nos. 2424, 2603, 3867, 5271, and 5333).

Tarloxotinib bromide* (“tarloxotinib”)

In April, data on tarloxotinib (TH-4000; previously referred to as PR610 or Hypoxin™), Threshold’s proprietary, hypoxia-activated irreversible epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor, were presented in collaboration with the molecule’s co-inventors from The University of Auckland at the American Association for Cancer Research (AACR) annual meeting (Abstract 5358). The Company believes the data presented support its planned Phase 2 proof-of-concept clinical trials of tarloxotinib in patients with EGFR-positive, T790M-negative NSCLC after conventional EGFR-TKI therapy has failed as well as in patients with recurrent or metastatic squamous cell carcinoma of the head and neck or skin.

Clinical Development Outlook for Threshold- and Merck KGaA, Darmstadt, Germany-Sponsored Trials of Evofosfamide

The development plan for evofosfamide is designed to investigate its safety and efficacy across a broad range of solid tumors and hematologic malignancies. Evofosfamide is being developed in therapeutic areas supported by preclinical and clinical data and where there is high unmet need for new anti-cancer agents. To date, evofosfamide has been evaluated in more than 1,500 patients with cancer. Threshold anticipates the following development activities related to Threshold- and Merck KGaA, Darmstadt, Germany-sponsored clinical trials for evofosfamide in 2015:

•	Continue to efficiently execute the two Phase 3 clinical trials of evofosfamide to allow for timely data analyses and to prepare for the potential submission of marketing applications, assuming the data from the trials are supportive;
•	Continue enrollment in the Phase 2 clinical trial of evofosfamide designed to support registration for the treatment of patients with non-squamous non-small cell lung cancer;
•	Complete enrollment in the Phase 2 clinical trial of evofosfamide in combination with bortezomib (Velcade®) and low-dose dexamethasone in patients with relapsed or refractory multiple myeloma; and
•	Threshold is in the process of closing the Phase 2 clinical trial of evofosfamide in patients with melanoma due to a slower than anticipated enrollment rate in light of the evolving treatment landscape and new therapeutic options for patients with melanoma since the trial began.

About Evofosfamide

Evofosfamide is an investigational hypoxia-activated prodrug that is designed to be preferentially activated under severe tumor hypoxic conditions, a feature of many solid tumors. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood vessel supply. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

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Evofosfamide is currently in two Phase 3 trials, both of which are fully recruited: one in combination with doxorubicin versus doxorubicin alone in patients with locally advanced unresectable or metastatic soft tissue sarcoma (STS) (the TH-CR-406 trial), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with locally advanced unresectable or metastatic pancreatic cancer (the MAESTRO trial). Both Phase 3 trials are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. The FDA and the European Commission have granted evofosfamide Orphan Drug designation for the treatment of STS and pancreatic cancer. The FDA has also granted Fast Track designation for evofosfamide for both STS and pancreatic cancer. Evofosfamide is also being investigated in a Phase 2 trial designed to support registration for the treatment of non-squamous non-small cell lung cancer, and in earlier-stage clinical trials of other solid tumors and hematological malignancies.

Threshold has a global license and co-development agreement for evofosfamide with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Tarloxotinib Bromide

Tarloxotinib bromide, or “tarloxotinib”, (TH-4000) is a hypoxia-activated, covalent (irreversible) epidermal growth factor receptor tyrosine kinase inhibitor (EGFR-TKI) that targets the activating mutations of EGFR (L858R and Del19) and wild-type, or “normal”, EGFR. Tarloxotinib is designed as a prodrug to selectively release its EGFR-TKI upon encountering severe tumor hypoxic conditions, a feature of many solid tumors. Accordingly, it has the potential to effectively shut down aberrant wild-type and mutant EGFR signaling in a tumor-selective manner, thus potentially avoiding or reducing the toxic side effects associated with currently available EGFR-TKIs and systemic wild-type EGFR inhibition. Threshold expects to initiate two Phase 2 proof-of-concept trials with tarloxotinib in 2015: one in patients with mutant EGFR-positive, T790M-negative advanced non-small cell lung cancer progressing on an EGFR-TKI, and the other in patients with recurrent or metastatic squamous cell carcinoma of the head and neck or skin. Threshold licensed exclusive worldwide rights to tarloxotinib from the University of Auckland in September 2014.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

* Tarloxotinib bromide is the proposed International Nonproprietary Name (pINN)

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including all statements regarding anticipated development activities and clinical development outlook related to company- and Merck KGaA, Darmstadt, Germany-sponsored clinical trials for evofosfamide, including anticipated enrollment events related to, and the planned conduct of data analyses of, ongoing evofosfamide clinical trials, and the timing thereof; the expected efficient execution of and the expected timing of and availability of the top-line results from the ongoing evofosfamide Phase 3 clinical trials; the potential submission of marketing applications for evofosfamide assuming the data from the Phase 3 clinical trials are supportive; the potential for Threshold's ongoing evofosfamide Phase 2 clinical trial to support registration for the treatment of patients with non-squamous non-small cell lung cancer; the potential therapeutic uses and benefits of evofosfamide to treat patients with STS, advanced pancreatic cancer, non-squamous non-small cell lung cancer and other cancers; the planned initiation of two Phase 2 proof-of-concept clinical trials of tarloxotinib and the timing thereof; Threshold's belief that the data presented at AACR support Threshold's planned development of tarloxotinib; and the therapeutic potential of tarloxotinib. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete evofosfamide clinical trials, including the ability of Threshold and Merck KGaA, Darmstadt, Germany, to complete the ongoing Phase 3 clinical trials of evofosfamide in the expected timeframe or at all; the risk that Threshold cannot predict with certainty when the top-line data from either of the evofosfamide Phase 3 clinical trials will be available; Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany, regarding the amount and timing of resource expenditures for the development of evofosfamide and the risk of potential disagreements with Merck KGaA, Darmstadt, Germany, regarding the commencement of additional clinical trials or milestone payments; the difficulty and uncertainty of pharmaceutical product development, including the time and expense required to conduct clinical trials and analyze data, and the uncertainty of clinical success and regulatory approval; the risk that later trials may not confirm the results of earlier trials; the risks that the design of, or data collected from, the ongoing Phase 3 clinical trials of evofosfamide may be inadequate to demonstrate safety and efficacy, or otherwise may be insufficient to support any marketing authorization submissions and/or regulatory approvals, and that despite the potential benefits of the SPA agreements with the FDA and evofosfamide’s Fast Track designations, significant uncertainty remains regarding the regulatory approval process for evofosfamide and that evofosfamide may not receive any marketing approvals in a timely manner or at all; issues arising in the regulatory process and the results of such clinical trials (including product safety issues and efficacy results); dependence of Threshold and Merck KGaA, Darmstadt, Germany, on single source suppliers for evofosfamide, including the risk that these single source suppliers may be unable to meet clinical supply demands for evofosfamide which could significantly delay the development of evofosfamide; the risks that Threshold's evaluation of tarloxotinib is at an early stage and it is possible that tarloxotinib may not be found to be safe or effective in the planned Phase 2 proof-of-concept trials of tarloxotinib or in any other studies of tarloxotinib that Threshold may conduct, and that Threshold may otherwise fail to realize the anticipated benefits of its licensing of this product candidate; the risk that preclinical studies and Phase 1 or 2 clinical trials of our product candidates may not predict the results of subsequent human clinical trials, including the risks that tarloxotinib preclinical and Phase 1 clinical data may not accurately predict whether a safe and effective dose can be attained in the patient populations for tarloxotinib that Threshold is targeting; the ability of Threshold to enroll or complete planned tarloxotinib clinical trials, including as a result of Threshold's potential inability to develop a formulation of tarloxotinib with adequate quality that meets the specifications previously filed with the regulatory agency and that meets the need for testing in its clinical trials; Threshold's dependence on single source suppliers for tarloxotinib, including the risk that these single source suppliers may be unable to meet clinical supply demands for tarloxotinib which could significantly delay the development of tarloxotinib; and Threshold's need for and the availability of resources to develop evofosfamide and tarloxotinib and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on March 3, 2015 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors". We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

NEWS RELEASE

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$3,680	$3,680	$7,361	$7,361

Operating expenses
Research and development	10,141	8,664	20,821	18,317
General and administrative	2,480	2,477	5,096	5,111
Total Operating Expenses	12,621	11,141 #	25,917 #	23,428

Loss from operations	(8,941)	(7,461)	(18,556)	(16,067)

Interest income (expense), net	39	30	72	70
Other income (expense) (1)	596	6,665	(976)	8,122
Net loss	$(8,306)	$(766)	$(19,460)	$(7,875)

Net loss per common share
Basic	$(0.12)	$(0.01)	$(0.28)	$(0.13)
Diluted	$(0.12)	$(0.12)	$(0.28)	$(0.25)

Weighted-average shares used in per common
share calculation:
Basic	71,334	59,347	69,046	59,325
Diluted	72,815	62,998	69,046	63,433

(1)	Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

NEWS RELEASE

  THRESHOLD PHARMACEUTICALS, INC.

  CONDENSED CONSOLIDATED BALANCE SHEETS

  (in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$67,019	$58,600
Collaboration Receivable	3,647	7,248
Prepaid expenses and other current assets	1,500	832
Property and equipment, net	424	557
Other assets	1,264	1,159
Total assets	$73,854	$68,396

Liabilities and stockholders' equity

Total current liabilities (2)	$25,528	$25,974
Deferred Revenue	54,833	62,194
Long-term liabilities (3)	19,796	4,204
Stockholders' equity (deficit)	(26,303)	(23,976)
Total liabilities and stockholders' equity (deficit)	$73,854	$68,396

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $14.7 million for both June 30, 2015 and December 31, 2014, respectively.
(3)	Includes as of June 30, 2015 and December 31, 2014, $19.6 million and $4.0 million of warrant liability, respectively.